Exhibit (h) 1.2

EXECUTION VERSION

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 15TH day of April, 2011, by and between Russell Exchange Traded Funds Trust (hereinafter the “Trust”) on behalf of each Series of the Trust (each, a “Fund”) listed on Appendix I hereto (as such Appendix be amended from time to time), and State Street Bank and Trust Company having its principal office and place of business at One Lincoln Street, Boston, MA 02111 (the “TA”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust will ordinarily issue for purchase and redeem shares of each Fund (the “Shares) only in aggregations of Shares known as “Creation Units” (each a “Creation Unit”) principally in kind;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to appoint the TA as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the TA desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment; Duties of the TA

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the TA to act as, and the TA agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust’s dividend disbursing agent.

1.2 The TA agrees that it will perform the following services:

(a) In accordance with the terms and conditions of this Agreement the TA shall:

(i) Receive and process orders for the purchase and redemption of Creation Units;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Trust;

(iii) Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

(iv) Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding. The TA shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

(v) Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the TA by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

(vi) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to each Fund’s distributor (the “Distributor”) and the Trust’s administrator the number of outstanding Shares;

(vii) On days that the Trust may accept orders for purchases or redemptions (pursuant to Trust’s prospectus), transmit to the Distributor, the Trust and DTC the amount of Shares purchased on such day;

(viii) Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC or the Trust may reasonably request;

(x) Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each entity purchasing or redeeming Shares pursuant to the terms of a Participant Agreement (an “Authorized Participant”), the amount of Shares purchased or redeemed;

(xi) Receive from the Distributor (as defined in the Trust’s prospectus) or from its agent purchase orders from Authorized Participants for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

(xii) Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to State Street Bank and Trust Company as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder and cause redemption proceeds to be paid to such Shareholder; and

(xiii) Collect the name, U.S taxpayer identification number and principal place of business of each Authorized Participant; establish each Authorized Participant’s account in the applicable Fund on the TA’s recordkeeping system and maintain such account for the benefit of such Authorized Participant; process any request from an Authorized Participant to change its account registration.

(xv) The TA may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the TA to carry out any of the duties set forth above. Except as otherwise instructed by a Trust, the TA shall process all transactions in each Fund in accordance with the procedures mutually agreed upon by the Trust and the TA with respect to the proper net asset value to be applied to purchases received in good order by the TA or by other person or firm on behalf of the Trust or from an Authorized Participant before cut-offs established by the Trust. The TA shall report to the Trust any known exceptions to the foregoing.

(b) The TA may maintain and manage, as agent for the Trust and the Funds, such bank accounts as the TA shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of Fund dividends and distributions. The TA may maintain such accounts at the bank or banks deemed appropriate by the TA in accordance with applicable law.

(c) In addition to the services set forth in the above sub-section 1.2(a), the TA shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, and those services set forth on Schedule A attached hereto.

(d) The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i) Such communications or other materials as may be agreed upon in writing by the Trust and the TA.

(ii) The TA shall provide additional services, if any, as may be agreed upon in writing by the Trust and the TA.

(e) The TA shall keep records relating to the services to be performed hereunder, in the form and manner required pursuant to applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), including, without limitation, the books and records specified by the Trust in Schedule A attached hereto. The TA further agrees that all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request. The TA also agrees to make such books and records available for inspection by the Fund, by the investment adviser to the Fund, or by the SEC at reasonable times.

(f) With respect to the Trust’s or any Fund’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the TA has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the TA with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the TA, provide the TA copies of such due diligence records.

2. Fees and Expenses

2.1 For the services provided hereunder, the Trust agrees to pay all fees and out of pocket expenses set forth in the written fee schedule agreed upon by the parties hereto (the “Fee Schedule”) within thirty (30) days following the receipt of the respective invoice, except for any fee or expense that is subject to good faith dispute. In the event of such a dispute, the Trust may withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the TA in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the TA for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the TA for the items set out in the Fee Schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant authorized participant in such creations and redemptions). In addition, any other expenses incurred by the TA at the request or with the consent of the Trust, will be reimbursed by the Trust. The Trust agrees to pay all such reimbursable expenses within 15 business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate.

3. Representations and Warranties of the TA

The TA represents and warrants to the Trust that:

It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Administrator in the event of any material change in its status as a registered transfer agent.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

It has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

4. Representations and Warranties of the Trust

The Trust represents and warrants to the TA that:

It is duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

It is an open-end management investment company registered under the 1940 Act.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Trusts has become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5. Indemnification

5.1 The TA shall not be responsible for, and the Trust shall indemnify and hold the TA and its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, including reasonable fees and expenses for counsel (collectively, “Losses”), incurred by the TA resulting from any claim, demand, action, or suit in connection with any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust, provided that this indemnification shall not apply to actions or omissions of TA, its officers, employees or agents of TA , in cases of TA’s or its agents’ own negligence or willful misconduct.

5.2 These indemnification provisions shall apply to actions taken or omissions pursuant to this Agreement.

6. Standard of Care and Limitation of Liability

6.1 The TA shall have no responsibility and shall not be liable for any Losses, except that the TA shall be liable to the Trust for Losses caused by the bad faith, negligence or willful misconduct of the TA, its employees or agents, or any breach of its representations. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section. In no event shall the TA or Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed negligence or willful misconduct:

(a) The conclusive reliance on or use by the TA or its agents or subcontractors of information, records, documents or services which (i) are received by the TA or its agents or subcontractors from the Trust, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(b) The conclusive reliance on, or the carrying out by the TA or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust.

7. Concerning the TA

7.1

(a) The TA may, at its own expense, employ qualified (in the reasonable determination of the TA) agents or attorneys-in-fact which are not affiliates of the TA without the prior consent of the Trust, and will be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, to the same extent that applies to direct actions or omissions of the TA under this Agreement. Any such agents or attorneys-in-fact shall agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the Trust which are exchanged or received pursuant to the carrying out of the function of such agent or attorney-in- fact shall remain confidential except as may be, or may become required by law, regulation, by administrative or judicial order or by rule. The foregoing shall not be applicable to any information (i) publicly available when provided or which thereafter becomes publicly available, other than through any breach of this Agreement, (ii) independently derived by a party without the use of any information provided by the Trust in connection with this Agreement, (iii) required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, provided that the agent or attorney-in-fact shall if permitted, endeavor to provide the TA with written notice as soon as reasonably practicable to enable the Trust to seek an appropriate protective order, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

(b) The TA may, at its own expense and without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any TA affiliate, on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge TA from its obligations hereunder and TA will be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such affiliates, to the same extent that applies to direct actions or omissions of the TA under this Agreement.

7.2 Subject to the standard of care set forth hereunder, the TA shall be entitled to conclusively rely upon any written or oral instruction actually received by the TA and reasonably believed by the TA to be duly authorized and delivered by the Trust and/or its officers or other authorized persons. Without limiting the TA’s responsibility or liability under this Agreement, the Trust agrees to forward to the TA written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the TA. In the event of any inconsistency between the oral and written instructions, the written instructions shall control, provided, however, that the Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the TA shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the TA.

7.3 The TA shall establish and maintain a business continuity program designed to maintain general operations in the event of a disaster satisfying the requirements of its regulators (the “Business Continuity Program”). The TA shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the TA has established and is maintaining the Business Continuity Program, or if not, that such delay or failure would have occurred even if the TA had established and was maintaining the Business Continuity Program. Upon the occurrence of any such delay or failure the TA shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

7.4 At any time the TA may apply to an officer of the Trust for written instructions with respect to any matter arising in connection with the TA’s duties and obligations under this Agreement, and the TA, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions (subject to the standard of care set forth hereunder). Such application by the TA for instructions from an officer of the Trust may, at the option of the TA, set forth in writing any action proposed to be taken or omitted to be taken by the TA with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the TA shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein (subject to the standard of care set forth hereunder) unless, prior to taking or omitting to take any such action, the TA has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the TA shall advise the Trust if any instructions provided by the Trust at the request of the TA pursuant to this section would, to the TA’s knowledge, cause the TA to take any action or omit to take any action in a manner contrary to any law, regulation or market practice among transfer agents.

7.5 The TA, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the TA or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and, except for actual notice, shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. The Trust agrees to follow any security procedures agreed to from time to time by the Trust and the TA including, but not limited to, the security procedures selected by the Trust via the form of Funds Transfer Addendum to Master Custodian Agreement dated as of April 15, 2011 between the Trust and State Street Bank and Trust Company, as custodian (as amended and supplemented from time to time, the “Custodian Agreement”), the terms of which Funds Transfer Addendum are hereby agreed to.

7.6 Notwithstanding any provisions of this Agreement to the contrary (but subject to the standard of care hereunder), the TA shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares.

8. Providing of Documents by the Trust and Transfers of Shares

8.1 The Trust shall, within ten (10) days, furnish to the TA with a copy of its Declaration of Trust and all amendments thereto.

8.2 In the event that DTC ceases to be the Shareholder, the TA shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the TA of such documentation and assurances as it may reasonably require.

8.3 The TA shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.

8.4 The Trust shall deliver to the TA a certified copy of the amendment to the Trust’s Declaration of Trust with respect to any increase, decrease or change in the total number of Shares authorized to be issued on or before the effective date of any such increase, decrease or other change.

8.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the TA a certified copy of resolutions adopted by the Trust’s Board of Trustees authorizing such action and, if applicable, any order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be.

8.6 The TA and the Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorney-in-fact or counsel, except as may be, or may become required by law, regulation, by administrative or judicial order or by rule. The foregoing shall not be applicable to any information (i) publicly available when provided or which thereafter becomes publicly available, other than through any breach of this Agreement, (ii) independently derived by a party without the use of any information provided by the other party in connection with this Agreement, (iii) required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, provided that the TA shall if permitted, endeavor to provide the Trust with written notice as soon as reasonably practicable to enable the Trust to seek an appropriate protective order, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

8.7 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the TA will promptly notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The TA reserves the right, upon prior written notice (if permitted) to, and consent (if such prior consent can practicably be obtained) of, the Trust, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

8.8 The TA hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.9 The TA and the Trust agree to be bound by the terms of the Remote Access Services Addendum to the Custodian Agreement.

9. Termination of Agreement

9.1 This Agreement shall remain in full force and effect for an initial term ending April 15, 2014 (the “Initial Term”), and thereafter shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least 120 days prior to the date of termination. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. In addition, the Trust may terminate this Agreement upon 60 days’ written notice if TA does not agree to provide services under this Agreement to a new series of shares of the Trust pursuant to Section 10 herein; provided, however, the foregoing shall not apply to the extent TA does not agree to provide services hereunder to such new series because either: (i) such series does not meet TA’s customary screening, review and approval processes; or (ii) such series’ operational or servicing needs are inconsistent with TA’s processes, procedures or model. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any series, the Trust shall pay TA its compensation due and shall reimburse TA for its costs, expenses and disbursements permitted under this Agreement.

9.2 The terms of Section 2 (with respect to fees and expenses incurred prior to termination), Section 5 (with respect to indemnification) and Section 6 (with respect to limit of liability) shall survive any termination of this Agreement. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

9.3 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, if any, other than materials or information required to be retained by such party under applicable laws or regulations.

10. Additional Funds

In the event that the Trust establishes one or more additional series of Shares with respect to which it desires to have the TA render services as transfer agent under the terms hereof, it shall so notify the TA in writing, and if the TA agrees in writing to provide such services, such additional series shall become a Fund hereunder and such Fund shall become subject to the provisions of this Agreement.

11. Assignment

11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, either party may assign this Agreement to a party controlling, controlled by or under common control with it.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12. Severability and Beneficiaries

12.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided that the obligation of the Trust to pay fees and expenses as provided in Section 2 is conditioned upon the provision of services.

12.2 This Agreement is solely for the benefit of the TA and the Trust, and none of any Authorized Participant, the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent on behalf of the Trust and the Funds. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Nothing in this Agreement shall limit or restrict TA, any affiliate of TA or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder. Other than as provided in Section 7.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.4 The parties acknowledge that the obligations of Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund (including pursuant to Section 5 hereof) and that the Funds have executed one instrument for convenience only.

13. Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14. Massachusetts Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

15. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. Limitations of Liability of the Trustees and Shareholders

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

17. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18. Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 937-6912

Facsimile: (617) 937-8139

With a copy to:

Mary Moran Zeven, Senior Vice President and Senior Managing Counsel

State Street Bank and Trust Company

Legal Division, LCC/2S

Lafayette Corporate Center

2 Avenue de Lafayette,

Boston, MA 02206-5049

Telephone: (617) 662-1783

Facsimile: 617-662-2702

If to the Trust, to:

c/o Russell Exchange Traded Funds Trust

1301 Second Avenue

18th Floor

Seattle, WA 98101

Attention: Mark Swanson

Telephone: (253) 439-2493

Facsimile: (253) 274-5353

With a copy to:

Russell Investment Management Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Attention: General Counsel

19. Reports

TA shall provide to the Trust: (i) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; (ii) periodic reports and reasonable documentation for delivery to the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the services provided pursuant to this Agreement and TA’s compliance with its operating policies and procedures related thereto; and (iii) an annual Statement on Auditing Standards No. 70, Report on the Controls of State Street Investor Services as a Service Organization. TA shall reasonably cooperate with the Trust and its independent accountants and take all reasonable actions requested by the Trust with respect to a Fund, to obtain from year to year favorable opinions from the Trust’s independent accountants with respect to its activities hereunder in connection with the preparation of each Fund’s Form N-1A and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.

20. Insurance

TA shall at all times during the terms of this Agreement maintain, at its cost, insurance coverage regarding its business that is reasonably adequate in amount and scope in light of industry practice and relevant circumstances in TA’s sole discretion. TA, upon the Trust’s reasonable request, which in no event shall be more than once annually, shall furnish to the Trust a copy of TA’s customary statement of its insurance coverage.

21. Best Practices

If, in the ordinary course of its business, TA enhances core system processing functionality in TA’s proprietary systems that TA uses in connection with the services provided hereunder and, to the extent TA reasonably determines that such enhancements are relevant to the Funds’ receipt of such services, TA shall (i) inform the Funds of such core system processing enhancements, and (ii) make such enhancements available to the Trust upon such terms as may be agreed upon by the parties. In addition, TA shall update the Funds regarding significant transfer agency best practices of which TA is aware and as TA deems reasonably appropriate in light of relevant circumstances. In connection with such best practices, TA shall provide to the Funds such related planning assistance upon such terms as may be agreed upon by the parties.

22. Data Protection.

The TA will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the TA receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

23. Miscellaneous

In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:
	Name:	Mark E. Swanson
	Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:
	Name:	Michael F. Rogers
	Title:	Executive Vice President

SCHEDULE A

BOOKS AND RECORDS TO BE MAINTAINED BY THE TA

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC

Dividend Records

Any other items required under relevant law or regulation

APPENDIX I

Names of Series of Russell Exchange Traded Funds Trust

Russell Equity ETF

Russell Global Opportunity ETF

Russell Bond ETF

Russell Inflation ETF

Russell 1000 Low Beta ETF

Russell 1000 High Beta ETF

Russell 1000 Low Volatility ETF

Russell 1000 High Volatility ETF

Russell 1000 High Momentum ETF

Russell 2000 Low Beta ETF

Russell 2000 High Beta ETF

Russell 2000 Low Volatility ETF

Russell 2000 High Volatility ETF

Russell 2000 High Momentum ETF

Russell Aggressive Growth ETF

Russell Consistent Growth ETF

Russell Growth at a Reasonable Price ETF

Russell Contrarian ETF

Russell Equity Income ETF

Russell Low P/E ETF

Russell Small & Mid Cap Defensive Value ETF

Russell Small Cap Defensive Value ETF